EXHIBIT 99.1

NanoSensors, Inc. Appoints Three New Directors

Redwood City, CA—May 1, 2008—NanoSensors, Inc. (OTCBB: NNSR.OB) announced today the appointment of Thomas Hendren, William Levy and Barry J. Miller to its Board of Directors. Mr. Miller was also appointed as General Counsel and Corporate Secretary of the Company.

“NanoSensors is fortunate to have Thomas Hendren, William Levy and Barry Miller join the Company’s Board of Directors” said Robert Baron, NanoSensors’ Chairman of the Board and Interim Chief Executive Officer. “Individually and as a group they bring varied experience, knowledge and impeccable reputations as the Company moves forward with its new business plan to establish and operate an online-based video console game wagering service that will enable gamers to compete against other gamers and place wagers on the outcome of their games. I welcome their contributions on our Board and each of their roles will be invaluable in building our new Company.”

Mr. Hendren is currently Chief Executive Officer of Array Marketing Group, Inc., one of the world’s prominent manufacturers of merchandising solutions. Array is headquartered in Toronto, Canada and has operations in Canada, the United States and Asia. Prior to joining Array in 1999, Mr. Hendren spent approximately 10 years with Campbell Soup Company in a variety of senior financial and operational positions. Mr. Hendren is also a qualified accountant and a Fellow of The Chartered Institute of Management Accountants (UK).

Mr. Levy is currently President of WG Group, Inc., a console gaming tournament provider which has licensed technology to the Company. Mr. Levy is also President of Impact Entertainment LLC, which consults with businesses in management and marketing in the online entertainment industry. By the age of 25, he co-founded three companies. These businesses include (i) Cool Comfort Inc., distributors of R134a refrigerant to auto repair shops throughout south Florida, (ii) SBI Sports, a unique professional sports system that is subscription based, and (iii) Impact Entertainment, LLC. He also played a role in the opening of SupperClub San Francisco, the first U.S. installment of the very successful European restaurant and nightclubs (Rome, Amsterdam, Istanbul). Mr. Levy has a double degree from Florida Atlantic University in Business Management and Marketing.

Mr. Miller is an accomplished attorney with a strong background in corporate and international law, including commercial transactions, mergers and acquisitions, securities and banking. He has negotiated difficult transactions in challenging environments. He is admitted to practice law in the States of Michigan, Massachusetts and New York. Since 2002, Mr. Miller has been in the private practice of U.S. law based in the Republic of Panama, where he engages in a corporate, banking and transactional legal practice. From 1998 to 2002, he was Resident U.S. Counsel for Shirley & Associates, a law firm in Panama City, Panama, where he was responsible for that firm’s non-Panamanian legal practice, which emphasized assisting foreign businesses in negotiating transactions in Panama and outside Panama. Prior thereto, he was in-house counsel with a large manufacturing corporation in Detroit, Michigan, a staff attorney with the SEC and an associate with a major New York law firm. Mr. Miller received his undergraduate degree from Rensselaer Polytechnic Institute and his law degree from the Catholic University of America School of Law.

About NanoSensors, Inc.

NanoSensors, Inc. was incorporated in December 2003. NanoSensors was positioned as a shell company following its announcement on September 12, 2007, that it would terminate its then current business operations and utilize its corporate assets as a vehicle for the acquisition of an operating business. On November 27, 2007, NanoSensors entered into an Agreement and Plan of Merger with Cuchulainn Holdings, Inc., a Panamanian corporation. Cuchulainn was a new corporation formed to establish and operate an online-based video console game wagering service. On January 17, 2008, Cuchulainn was merged with and into a wholly subsidiary of NanoSensors. As a result of the merger, NanoSensors is executing a new business plan based upon the prior business of Cuchulainn. Prior to the merger, Cuchulainn licensed technology and other intellectual property in order for it to operate an online-based video console game wagering service (the “Service”). The Service enables gamers to compete against other gamers and to place wagers on the outcomes of their games. The outcome of the game play will be determined predominantly upon the skill of the individual participant. The Service will cater to an international community of gamers that plays video games and places wagers online.

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Act of 1934, as amended. When used in this release, the words “believe,” “anticipate,” “think,” “intend,” “plan,” “will be,” “expect,” and similar expressions identify such forward-looking statements. Such statements regarding future events and/or the future financial performance of The Company are subject to certain risks and uncertainties, which could cause actual events or the actual future results of the Company to differ materially from any forward-looking statement. Such risks and uncertainties include, among other things, the availability of any needed financing, the Company’s ability to implement its business plan for various applications of its technologies, the impact of competition, the management of growth, and the other risks and uncertainties that may be detailed from time to time in the Company’s reports filed with the Securities and Exchange Commission. In light of the significant risks and uncertainties inherent in the forward-looking statements included herein, the inclusion of such statements should not be regarded as a representation by the Company or any other person that the objectives and plans of the Company will be achieved.

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Contact:

Robert Baron
Interim Chief Executive Officer
(650) 641-2349
rbaron@fuse.net